Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the Class A ordinary shares beneficially owned by each of them Manchester United plc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 17th day of February, 2014.

Red Football LLC

By:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	President

Red Football Limited Partnership

By:	Red Football General Partner, Inc.,
its managing partner

By:	/s/ Joel M. Glazer
Name:	Joel M. Glazer
Title:	President

Red Football General Partner Inc.

By:	/s/ Joel M. Glazer
Name:	Joel M. Glazer
Title:	President